UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006

ZIM CORPORATION
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

0-30432	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

150-150 Isabella Street Ottawa, Ontario, Canada K1S 1V7
(Address of principal executive offices, including zip code)

(613) 727-1397
(Registrant's telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

ZIM Corporation (the “Company”) intends to restate its previously issued statements of operations for the fiscal year ended March 31, 2005, as well as the fiscal periods ended June 30, 2005, September 30, 2005 and December 31, 2005, along with comparative figures, for the reasons stated in Item 4.02 below. The Company’s revenue for those periods will be reduced by certain amounts that were previously recorded as cost of revenues. Since, the cost of revenues will also be reduced by equivalent amounts there will be no impact to the Company’s net loss.

The Company has estimated that revenue and cost of revenue for the year ended March 31, 2005 will be reduced by approximately $5.4 million. For the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, the Company expects that the restatement will result in a decrease in each of revenue and cost of revenue of approximately $1.2 million, $1.3 million, and $500,000, respectively. Net loss will be unchanged in each of the periods.

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

The Audit Committee, Board of Directors and management of the Company determined on March 23, 2006 to begin to record revenues from premium messaging transactions on a net basis which, the Company believes, will more accurately portray its operations. Accordingly, they concluded that the previously issued statements of operations covering the fiscal year ended March 31, 2005 (including the accompanying report of the Company’s independent registered public accounting firm), as well as the statements of operations for the interim quarters of 2006 ending June 30, 2005, September 30, 2005, and December 31, 2005 along with the comparative figures (the “Financial Statements”), should no longer be relied upon and will be restated.

In a premium messaging transaction, ZIM sends mobile content from a third party’s internet portal to the mobile operator. The mobile operator then sends the mobile content to the end user’s mobile phone. In the Financial Statements, ZIM recorded the fee received from the third party mobile phone operators as revenue. ZIM then paid the mobile content provider an agreed upon amount under a revenue share agreement. The revenue share amount was recorded in the Financial Statements as a cost of revenue by ZIM.

The Company has determined that a more appropriate treatment, which is also more consistent with EITF Report No. 99-19 (“Reporting Revenue Gross as a Principal versus Net as an Agent”), is to record as revenue the fee received from the mobile operators net of the amount of revenue shared with the mobile content provider. The Company’s management and Audit Committee has discussed these changes with the Company’s independent registered public accounting firm.

The effect of this change in revenue recognition for premium messaging transactions is to reduce both the revenue and cost of revenue by equal amounts. There will be no effect on the net loss for any period or on any of the balance sheet items.

The Company will file amended reports on Form 10-KSB/A-3 for the fiscal year ended March 31, 2005 and on Form 10-QSB/A-3 for the quarter ended June 30, 2005, on Form 10-QSB/A-2 for the quarter ended September 30, 2005 and on Form 10-QSB/A for the quarter ended December 31, 2005. As of the date of the filing of this Form 8-K, the Company has not yet determined when the restatements will be completed.

ITEM 7.01	REGULATION FD DISCLOSURE

On March 28, the Company issued a press release regarding the proposed changes, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIM CORPORATION (Registrant)

March 28, 2006	By: /s/ Michael Cowpland
Michael Cowpland, President and Chief Executive Officer